Exhibit 11.1

PartnerRe Ltd.

Computation of Net Income per Common and Common Share Equivalents

For the Six Months and Three Months Ended June 30, 2006 and 2005

(in thousands of U.S. dollars, except per share amounts)

	For the six months ended June 30, 2006			For the six months ended June 30, 2005
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
Net income	$270,774			$271,324
Less: preferred dividends	17,263			17,263

Net income available to common shareholders/Weighted average number of common shares outstanding/Basic net income per share	$253,511	56,748.6	$4.47	$254,061	54,873.6	$4.63
Effect of dilutive securities: Stock options and other		880.0			890.9

Net income available to common shareholders/Weighted average number of common and common share equivalents outstanding/Diluted net income per share	$253,511	57,628.6	$4.40	$254,061	55,764.5	$4.56

	For the three months ended June 30, 2006			For the three months ended June 30, 2005
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
Net income	$77,531			$159,909
Less: preferred dividends	8,631			8,631

Net income available to common shareholders/Weighted average number of common shares outstanding/Basic net income per share	$68,900	56,763.5	$1.21	$151,278	54,791.5	$2.76
Effect of dilutive securities: Stock options and other		892.5			907.2

Net income available to common shareholders/Weighted average number of common and common share equivalents outstanding/Diluted net income per share	$68,900	57,656.0	$1.20	$151,278	55,698.7	$2.72